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                                                                      Exhibit 12

                             McDONALD'S CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                               Dollars In Millions

                                                      Six months
                                                    ended June 30,                    Years ended December 31,
                                                    2002      2001       2001         2000       1999      1998         1997
                                                  ------------------   -------------------------------------------------------
Earnings available for fixed charges
- Income before provision for income taxes and
    cumulative effect of accounting change        $1,268.4  $1,209.7   $2,329.7(1)  $2,882.3   $2,884.1  $2,307.4(3)  $2,407.3
- Minority interest expense (income) in
    operating results of majority-owned
    subsidiaries, including fixed charges
    related to redeemable preferred stock, less
    equity in undistributed operating results of       1.2       0.5      (15.4)        16.2       21.9      23.7         28.3
    less-than-50% owned affiliates
- Provision for income taxes of 50% owned
    affiliates included in consolidated income
    before provision for income taxes                  5.4      35.0       51.0         93.7       72.8      99.9         69.0
- Portion of rent charges (after reduction
    for rental income from subleased
    properties) considered to be representative
    of interest factors*                             127.6     112.5      252.5        207.0      178.5     161.3        145.9
- Interest expense, amortization of debt
    discount and issuance costs, and
    depreciation of capitalized interest*            209.6     263.5      510.3        470.3      440.1     461.9        424.8
                                                  ------------------   -------------------------------------------------------
                                                  $1,612.2  $1,621.2   $3,128.1     $3,669.5   $3,597.4  $3,054.2     $3,075.3
                                                  ==================   =======================================================

Fixed charges
- Portion of rent charges (after reduction for
    rental income from subleased properties)
    considered to be representative of
    interest factors*                             $  127.6  $  112.5   $  252.5     $  207.0   $  178.5  $  161.3     $  145.9
- Interest expense, amortization of debt
    discount and issuance costs, and fixed
    charges related to redeemable preferred          200.7     254.8      492.9        457.9      431.3     453.4        426.1
    stock*
- Capitalized interest*                                6.7       7.2       15.4         16.5       14.7      18.3         23.7
                                                  ------------------   -------------------------------------------------------
                                                  $  335.0  $  374.5   $  760.8     $  681.4   $  624.5  $  633.0     $  595.7
                                                  ==================   =======================================================

Ratio of earnings to fixed charges                    4.81      4.33       4.11(2)      5.39       5.76      4.82(4)      5.16
                                                  ==================   =======================================================

* Includes amounts of the Registrant and its majority-owned subsidiaries, and one-half of the amounts of 50%-owned affiliates.

(1) Includes special items primarily related to the U.S. business reorganization and other global change initiatives, and the closing of 163 under performing restaurants in international markets, partly offset by a gain on the initial public offering of McDonald's Japan, for a net expense of $252.9 million.

(2) Excluding the special items in (1) above, the ratio of earnings to fixed charges for the year ended December 31, 2001 would have been 4.45.

(3) Includes $161.6 million of Made For You costs and the $160.0 million special charge related to the home office productivity initiative for a total of $321.6 million.

(4) Excluding Made For You costs and the special charge, the ratio of earnings to fixed charges for the year ended December 31, 1998 would have been 5.33.